EXHIBIT 4.3.3

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made as of July 5, 2013, by and among RetailMeNot, Inc., a Delaware corporation (the “Company”), Institutional Venture Partners XIII, L.P. (“IVP”) and JP Morgan Digital Growth Fund L.P. (“JPM” and together with IVP, the “Stockholders”).

WHEREAS, in connection with the Company’s proposed initial public offering of its Series 1 Common Stock (the “Series 1 Common”) which, if consummated, would be conducted pursuant to an effective registration on Form S-1 under the Securities Act of 1933, as amended (the “Offering”), the Company has requested that holders of the Company’s Preferred Stock of the Company (the “Preferred Stock”) convert all such Preferred Stock into Common Stock of the Company (the “Common Stock”) pursuant to Section B.5.1(b) of Article FOURTH of the Company’s certificate of incorporation as presently in effect (the “Charter”), subject to and effective upon the consummation of the Offering (such conversion, the “Conversion”).

WHEREAS, it is anticipated that the Offering may not result in an automatic conversion of the Preferred Stock pursuant to Section B.5.1(a) of the Charter.

WHEREAS, in order to induce the Stockholders to vote their Shares (as defined below) in favor of the Conversion, the Company desires to make certain cash payments to the Stockholders, pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and agreements of the parties and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Shares Subject to this Agreement. The Stockholders agree to hold all shares of Preferred Stock of the Company registered in their respective names or beneficially owned by them as of the date of this Agreement and any other shares of Preferred Stock of the Company legally or beneficially held or acquired by them after the date hereof (together, the “Shares”) subject to, and to vote the Shares in accordance with, the provisions of this Agreement.

2. Conversion. Within one (1) business day after delivery (in accordance with Section 6.7 below) of a written request from the Company that each Stockholder vote to effect the Conversion (the “Request Notice”), each of the Stockholders shall vote (or exercise or deliver a written consent with respect to) all of their Shares, and shall take all other necessary actions within their control, including, without limitation, attending meetings, executing a proxy to vote at any meeting and executing written consents, to effect the Conversion effective immediately prior to the consummation of the Offering. The Company covenants and agrees it will not deliver the Request Notice unless it delivers the Request Notice to both Stockholders concurrently; the Company shall not deliver a Request Notice to one Stockholder but not the other.

3. Cash Payment. In order to induce the Stockholders to enter into this Agreement and to vote their Shares in favor of the Conversion pursuant to Section 2 above, the Company shall make a cash payment of $2,046,001 and $4,092,002 to each of IVP and JPM, respectively, which payments shall be made concurrently with delivery of the Request Notice; provided, however, that if any such payment is made and the Conversion is ultimately not consummated such payments shall be refunded by the Stockholders to the Company.

4. Irrevocable Proxy. To secure each Stockholder’s obligations to vote the Shares in accordance with this Agreement, each Stockholder hereby appoints the Chief Executive Officer of the Company, the Chief Financial Officer of the Company and the General Counsel of the Company, or any of them from time to time, or their designees, as such Stockholder’s true and lawful proxy and attorney, with the power to act alone and with full power of substitution, to vote all of such Stockholder’s Shares as set forth in this Agreement and to execute all appropriate instruments consistent with this Agreement on behalf of such Stockholder if, and only if, such Stockholder fails to vote all of such Stockholder’s Shares or execute such other instruments in accordance with the provisions of this Agreement within one (1) business day after delivery by the Company of the Request Notice. The proxy and power granted by each Stockholder pursuant to this Section 4 are coupled with an interest and are given to secure the performance of such Stockholder’s duties under this Agreement. Each such proxy and power will be irrevocable for the term of this Agreement. The proxy and power will survive the merger or reorganization of such Stockholder or any other entity acquiring any Shares from Stockholder.

5. Legend. The Company may imprint or otherwise place on certificates representing the Shares, or indicate in the records of the Company, a legend reading substantially as follows:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A VOTING AGREEMENT, DATED AS OF JULY 5, 2013, WHICH PLACES CERTAIN RESTRICTIONS ON THE VOTING OF THE SHARES REPRESENTED HEREBY. ANY PERSON ACCEPTING ANY INTEREST IN SUCH SHARES SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SUCH AGREEMENT. A COPY OF SUCH VOTING AGREEMENT WILL BE FURNISHED TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS.”

6. Miscellaneous.

6.1 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, (a) such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and (b) the parties shall, to the extent permissible by applicable law, amend this Agreement or enter into other forms of voting agreements or voting trusts, or execute irrevocable proxies, so as to make effective and enforceable the intent of such prohibited or invalidated provision.

6.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware without regard to conflict of law provisions.

6.3 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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6.4 Assignment; Binding Effect. The Stockholders hereby agree, and any transferee or assignee of any of the Shares is hereby on notice that, any transfer or assignment of such Shares is conditioned upon such transferee’s or assignee’s execution and delivery of this Agreement prior to such transfer or assignment. Any transfer or assignment of any such voting securities of the Company in violation of this section shall be void and be of no force or effect.

6.5 Entire Agreement. This Agreement contains the sole and entire understanding of the parties with respect to the subject matter, and all prior negotiations, discussions and commitments and understandings heretofore had between them with respect thereto are merged herein. Any term hereof may be amended and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Stockholders. A waiver on one occasion shall not constitute a waiver on any future occasion.

6.6 Termination. This Agreement (and all rights and obligations pursuant to this Agreement) will terminate upon the earliest to occur of (i) the closing of the Offering, (ii) December 31, 2013, (iii) the dissolution of the Company, or (iv) the effective date of a Deemed Liquidation Event, as defined in the Company’s certificate of incorporation as in effect from time to time; provided, however, that if the Conversion has actually occurred then all payments owing by the Company pursuant to this Agreement shall remain an obligation of the Company after such termination.

6.7 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively delivered upon the earliest of actual receipt or: (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day, provided no notification of delivery failure is received by the sender; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on the signature pages to this Agreement, or such other address(es) as may be provided by written notice to the other parties hereto in accordance with this Section 6.7.

6.8 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that each party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which each party is entitled at law or in equity.

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IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the day and year hereinabove first written.

RETAILMENOT, INC.

/s/ G. Cotter Cunningham
By: G. Cotter Cunningham
Title: Chief Executive Officer and President

Address:	301 Congress Avenue
Suite 700
Austin, TX 78701
Attention: General Counsel
Email: lou@rmn.com

With a copy (which copy shall not constitute notice) to:

DLA Piper LLP (US)
Attention: Samer Zabaneh
401 Congress Avenue
Suite 2500
Austin, TX 78701
Fax: (512) 457-7001; attn.: Samer Zabaneh
E-mail: samer.zabaneh@dlapiper.com

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the day and year hereinabove first written.

INSTITUTIONAL VENTURE PARTNERS XIII, L.P.

By: Institutional Venture Management XIII LLC
Its: General Partner

/s/ Jules Maltz
Name: /s/ Jules Maltz
Title: Authorized Signatory

Address:	3000 Sand Hill Road
Building 2, Suite 250
Menlo Park, CA 94025
Fax: (650) 854-5762
E-mail: jmaltz@ivp.com

With a copy (which copy shall not constitute notice) to:

Cooley LLP
Attention: Craig E. Dauchy, Esq.
3175 Hanover Street
Palo Alto, CA 94304
Fax: (650) 849-7118
E-mail: cdauchy@cooley.com

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the day and year hereinabove first written.

JP MORGAN DIGITAL GROWTH FUND L.P. By: J.P. Morgan Investment Management Inc.
Its: Investment Advisor

/s/ Robert Cousin
Name: Robert Cousin
Title: Authorized Signatory

Address:	c/o JP Morgan Investment Management Inc.
270 Park Avenue
25th Floor
New York, NY 10017
Attn: Mr. Robert Cousin
E-mail: robert.j.cousin@jpmorgan.com

With a copy (which copy shall not constitute notice) to:

Proskauer
Attn: Reid Arstark
Eleven Times Square
New York, NY 10036
Fax: (212) 969-2900
E-mail: rarstark@proskauer.com